Exhibit 8.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

September 29, 2025

Rent the Runway, Inc.
10 Jay Street
Brooklyn, New York 11201

Ladies and Gentlemen:

We have acted as counsel for Rent the Runway, Inc. (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, a registration statement on Form S-1 (the “Registration Statement”), including the prospectus constituting Part I of the Registration Statement (the “Prospectus”). The Registration Statement relates to the distribution by the Company of transferrable subscription rights (the “Rights”) to purchase up to 3,063,725 shares (the “Shares”) of Class A common stock of the Company, at a subscription price of $4.08 per share.

We have examined the Prospectus and originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company, and such other documents, as we have deemed necessary or appropriate in order to enable us to render this opinion. In such examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have, when relevant facts material to our opinion were not independently established by us, relied, to the extent we deemed such reliance proper, upon written or oral statements of officers and other representatives of the Company. We have assumed, with your permission, that all statements concerning the Rights set forth in the Prospectus and in the written and oral statements described above are true, correct and complete.

Based on and subject to the foregoing, we advise you that, subject to the limitations and qualifications, and based on the assumptions, described herein and in the Prospectus, the statements of law and legal conclusions set forth in the discussion under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus constitute our opinion as to the material United States federal income tax consequences of the receipt, exercise (or expiration) and disposition of the Rights and the ownership and disposition of Shares that generally may apply to a “U.S. Holder” or a “Non-U.S. Holder” (in each case, as defined in the material under such caption), as applicable, under currently applicable law.

We express our opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the receipt, exercise (or expiration) and disposition of the Rights and the ownership and disposition of Shares under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm in the material under the caption “Legal Matters” in the said Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

September 29, 2025	2